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                                                                   EXHIBIT 21.01

                       List of Registrant's Subsidiaries

                                                            Percentage Owned
Name                               Jurisdiction                by Exodus
----                               ------------             ----------------
Arca Systems, Inc.                 Delaware                       100%

American Information               Illinois                       100%
  Systems, Inc.

Exodus Internet                    England                        100%
  Limited

Cohesive Technology                Delaware                       100%
  Solutions, Inc.

Service Metrics,                   Delaware                       100%
  Inc.

Exodus Communications,             Japan                           85%
  K.K. (formerly known
  as Global OnLine Japan)

Exodus Communications, K.K.        Japan                          100%
  (Minato-Ku)